File No. 812-[•]

Before the

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

In the Matter of the Application of:

Goldman Sachs BDC, Inc., Goldman Sachs Private Middle Market Credit LLC, Goldman Sachs Private Middle Market Credit II LLC, Goldman Sachs Middle Market Lending Corp. II, Phillip Street Middle Market Lending Fund LLC, BDC Blocker I, LLC, GSBD Blocker II, LLC, GSBD Blocker III LLC, GSBD Blocker IV LLC, GSBD Wine I, LLC, GSBD Blocker V, LLC, GSBD Blocker VI LLC, MMLC Blocker I, LLC, MMLC Blocker II, LLC, MMLC Blocker III, LLC, MMLC Wine I, LLC, Goldman Sachs Private Middle Market Credit SPV LLC, PMMC Blocker I, LLC, PMMC Blocker II, LLC, PMMC Wine I, LLC, Goldman Sachs Private Middle Market Credit II SPV LLC, Goldman Sachs Private Middle Market Credit II SPV II LLC, PMMC II Blocker III LLC, PMMC II Blocker IV LLC, PMMC II Blocker V LLC, PMMC II Blocker VI, LLC, PMMC II Blocker VII LLC, MMLC II Blocker I, LLC, MMLC II Blocker II LLC, Phillip Street Middle Market Lending Investments LLC, Goldman Sachs Private Credit Fund LLC, Goldman Sachs Asset Management, L.P., Senior Credit Fund (UCR) LLC, Senior Credit Fund (UCR) SPV LLC, Senior Credit (UWF) LLC, Senior Credit (UWF) SPV LLC, Insurance Private Credit I LLC, Insurance Private Credit II LLC, Senior Credit Fund (Series G) LP, Senior Credit Fund (Series G) Foreign Income Blocker LLC, Broad Street Loan Partners IV Offshore, SLP, Broad Street Loan Partners IV Offshore – Unlevered, SLP, Broad Street Loan Partners IV Offshore – Unlevered B, SLP, Broad Street Senior Credit Partners II, L.P., West Street Senior Credit Partners III, L.P., GS Mezzanine Partners VII, L.P., GS Mezzanine Partners VII Offshore, L.P., GS Mezzanine Partners VII Offshore Treaty, L.P., Broad Street Teno Partners, SLP, West Street Generali Partners, SLP, West Street Generali Partners II, SLP, West Street Generali Partners II, S.a r.l., West Street PKA Partners, SLP, West Street PKA Partners, S.a r.l., West Street EP, L.P., West Street EP, S.a r.l., West Street GCPD Partners, L.P., West Street GCPD Partners, S.a r.l., Broad Street VG Partners, SLP, Broad Street VG Partners, S.a r.l., Broad Street Texas Partners, L.P., Broad Street Danish Credit Partners, L.P., West Street Private Credit Partners (A), LP, West Street Private Credit Partners (O), L.P., West Street Private Credit Partners (O) Investments, L.P., West Street Private Credit Partners (O) Holding Ltd, West Street Private Credit Partners (O), S.a r.l., West Street TFL Credit Partners, SLP, West Street NJ Private Credit Partners LP, West Street NJ Private Credit Partners Investments LLC, West Street NJ Private Credit Partners Investment Holdings LLC, West Street NJ Private Credit Partners S.a r.l., West Street Mezzanine Partners VIII, L.P., West Street Mezzanine Partners VIII Offshore, L.P., West Street Mezzanine Partners VIII Offshore Feeder, L.L.C., West Street Mezzanine Partners VIII Offshore Feeder B, L.P., West Street Mezzanine Partners VIII Unlevered, SLP, West Street Mezzanine Partners VIII Unlevered II, SLP, West Street Mezzanine Partners VIII Unlevered III, SLP, West Street Mezzanine Partners VIII Treaty, SLP, West Street Mezzanine Partners VIII Europe, SLP, West Street Mezzanine Co-Investment Partners (C), L.P., West Street Mezzanine Co-Investment Partners (K), L.P., West Street Mezzanine Co-Investment Partners VIII Offshore (BIC), L.P., West Street Mezzanine Co-Investment Partners (N), L.P., WSMP Co-Investment Partners (BIC) Jersey Limited, WSMP Co-Investment Partners (BIC), S.a r.l., WSMP Co-Investment Partners (BIC), SLP, WSMP Co-Invest Partners (K), S.a r.l., West Street Mezzanine Co-Investment Partners Unlevered (A), SLP, WSMP VIII Investments A, SLP, WSMP VIII Investment Holdings A, L.P., WSMP VIII Investments B, LLC, WSMP VIII Investment Holdings B, L.P., WSMP VIII Investments C, SLP, WSMP VIII Investment Holdings C, L.P., WSMP VIII Investments D, LLC, WSMP VIII Investment Holdings D, L.P., WSMP VIII Investments E, SCSP, WSMP VIII Investments F, SCSP, WSMP VIII Investments H, SCSP, WSMP VIII Investments I, SCSP, WSMP VIII Investments J, LP, WSMP VIII Investments K, LP, WSMP VIII Investments L, SLP, WSMP VIII Investments M S.a r.l., WSMP VIII Investments N S.a r.l., WSMP VIII Investments O S.a r.l., WSMP VIII Investments P S.a r.l., WSMP VIII Investments Q, LLC, WSMP VIII Investments R, LLC, WSMP VIII Investments S, LLC, WSMP VIII Investments T, SLP, WSMP VIII Investments U, LP, WSMP VIII Investments V, SLP, WSMP VIII Offshore Investments, SLP, West Street Private Markets 2023, L.P., West Street Private Markets 2023 Offshore, SLP, Broad Street Credit Holdings LLC, Goldman Sachs Specialty Lending Group, L.P., Goldman Sachs Bank USA, Broad Street Principal Investments, L.L.C., Special Situations Investing Group II, LLC, GS Fund Holdings L.L.C.

200 West Street, 15th Floor

New York, NY 10282

APPLICATION FOR AN ORDER TO AMEND A PRIOR ORDER UNDER SECTIONS 17(d) AND 57(i) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940 PERMITTING CERTAIN JOINT TRANSACTIONS OTHERWISE PROHIBITED BY SECTIONS 17(d) AND 57(a)(4) OF THE INVESTMENT COMPANY ACT OF 1940 AND RULE 17d-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

All Communications, Notices and Orders to:

David Plutzer, Esq.

Goldman Sachs Asset Management, L.P.

200 West Street, 15th Floor

New York, NY 10282

(212) 902-1000

Copies to:

Margery K. Neale, Esq. Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019 (212) 728-8000	Thomas J. Friedmann, Esq. Dechert LLP One International Place 40th Floor 100 Oliver Street Boston, MA 02110 (617) 728-7100	Cynthia M. Krus, Esq. Eversheds Sutherland (US) LLP 700 Sixth Street, N.W. Washington, D.C. 20001 (202) 383-0100

February 6, 2023

I.	INTRODUCTION

A.	Summary of Application

On November 16, 2022, the Securities and Exchange Commission (the “Commission”) issued an order under Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”),1 and Rule 17d-1 thereunder, permitting certain joint transactions otherwise prohibited by Sections 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 thereunder, as described more fully therein (the “Prior Order”).2 The Prior Order permits certain business development companies (“BDCs”) and closed-end management investment companies to co-invest in portfolio companies with each other and with affiliated investment entities.

The Applicants (defined below) hereby seek an amended order (the “Amended Order”) from the Commission under Sections 17(d) and 57(i) of the 1940 Act, and Rule 17d-1 thereunder, to amend the term “Follow-On Investment” to mean (i) with respect to a Regulated Fund, an additional investment in the same issuer in which the Regulated Fund is currently invested; or (ii) with respect to an Affiliated Fund, (X) an additional investment in the same issuer in which the Affiliated Fund and at least one Regulated Fund are currently invested; or (Y) an investment in an issuer in which at least one Regulated Fund is currently invested but in which the Affiliated Fund does not currently have an investment.

B.	Applicants

•

Goldman Sachs BDC, Inc. (“GSBD”), a Delaware corporation which is an externally managed, closed-end management investment company that has elected to be regulated as a BDC under the Act. GSAM (defined below) serves as investment adviser to GSBD;

•

BDC Blocker I, LLC, GSBD Blocker II, LLC, GSBD Blocker III LLC, GSBD Blocker IV LLC, GSBD Wine I, LLC, GSBD Blocker V, LLC, GSBD Blocker VI, LLC, MMLC Blocker I, LLC, MMLC Blocker II, LLC, MMLC Blocker III, LLC and MMLC Wine I, LLC (together, the “GSBD Subs”), each a Wholly-Owned Investment Sub of GSBD;

•

Goldman Sachs Private Middle Market Credit LLC (“PMMC”), a Delaware limited liability company which is an externally managed, closed-end management investment company that has elected to be regulated as a BDC under the Act. GSAM serves as investment adviser to PMMC;

•	Goldman Sachs Private Middle Market Credit SPV LLC, PMMC Blocker I, LLC, PMMC Blocker II, LLC and PMMC Wine I, LLC (together, the “PMMC Subs”), each a Wholly-Owned Investment Sub of PMMC;

•

Goldman Sachs Private Middle Market Credit II LLC (“PMMC II”), a Delaware limited liability company which is an externally managed, closed-end management investment company that has elected to be regulated as a BDC under the Act. GSAM serves as investment adviser to PMMC II;

•

Goldman Sachs Private Middle Market Credit II SPV LLC, Goldman Sachs Private Middle Market Credit II SPV II LLC, PMMC II Blocker III LLC, PMMC II Blocker IV LLC, PMMC II Blocker V LLC, PMMC II Blocker VI, LLC and PMMC II Blocker VII, LLC (together, the “PMMC II Subs”), each a Wholly-Owned Investment Sub of PMMC II;

[1]	Unless otherwise indicated, all section and rule references herein are to the 1940 Act and rules promulgated thereunder.
[2]	See Goldman Sachs BDC, Inc., et al. (File No. 812-15237) Investment Company Act Rel. Nos. 34533 (March 15, 2022) (notice) and 34753 (Nov. 16, 2022) (order).

•

Goldman Sachs Middle Market Lending Corp. II (“MMLC II”), a Delaware corporation which is an externally managed, closed-end management investment company that has elected to be regulated as a BDC under the Act. GSAM serves as investment adviser to MMLC II;

•	MMLC II Blocker I, LLC and MMLC II Blocker II, LLC (together, the “MMLC II Subs”), each a Wholly-Owned Investment Sub of MMLC II;

•

Phillip Street Middle Market Lending Fund LLC (“PSLF” and together with GSBD, PMMC, PMMC II and MMLC II, the “Existing Regulated Funds”), a Delaware limited liability company which is an externally managed, closed-end management investment company that has elected to be regulated as a BDC under the Act. GSAM serves as investment adviser to PSLF;

•

Phillip Street Middle Market Lending Investments LLC (“PSLF Sub” and together with the GSBD Subs, the PMMC Subs, the PMMC II Subs and the MMLC II Subs, the “Company Subs”), a Wholly-Owned Investment Sub of PSLF;

•

Goldman Sachs Private Credit Fund LLC (“GSPC”), a Delaware limited liability company that will be an externally managed, closed-end management investment company and that intends to elect to be regulated as a BDC under the Act. Upon its BDC election, GSPC will be a Future Regulated Fund under the Prior Order and will qualify as a Regulated Fund under the Prior Order at the time when it relies on the Amended Order. GSAM is expected to serve as investment adviser to GSPC;

•

Goldman Sachs Asset Management, L.P. (“GSAM” or the “Adviser”), an investment adviser registered with the Commission under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), which serves as investment adviser to each of the Existing Regulated Funds and each of the Existing Affiliated Funds (defined below) that are identified in Appendix A, on behalf of itself and its successors;[3]

•

Each of the affiliates of the Adviser identified in Appendix A that may, from time to time, hold various financial assets in a principal capacity and that currently intends to participate in the proposed co-investment program (together, in such capacity, the “Existing GS Proprietary Accounts”); and

•

The investment vehicles identified in Appendix A, other than the Existing GS Proprietary Accounts (the “Existing Affiliated Funds” and, together with the Existing Regulated Funds, the Company Subs, GSPC, GSAM and the Existing GS Proprietary Accounts, the “Applicants”).

All Applicants, except for GSPC, are eligible to rely on the Prior Order.4 GSPC will be eligible to rely on the Prior Order when it qualifies as a Regulated Fund.

C.	Defined Terms

Except as stated herein, defined terms used in this application (the “Application”) have the same meanings provided in the application for the Prior Order, as amended and restated (the “Prior Application”).5

[3]	For purposes of the requested Amended Order, a “successor” means an entity or entities that result from a reorganization into another jurisdiction or a change in the type of business organization.
[4]

All existing entities that currently rely on the Prior Order and intend to rely on the Amended Order have been named as applicants and any existing or future entities that may rely on the Amended Order in the future will comply with the terms and conditions of the Amended Order as set forth in or incorporated into this Application.

[5]	See Goldman Sachs BDC, Inc., et al. (File No. 812-15237) (March 15, 2022) (application).

“Follow-On Investment” means (i) with respect to a Regulated Fund, an additional investment in the same issuer in which the Regulated Fund is currently invested; or (ii) with respect to an Affiliated Fund, (X) an additional investment in the same issuer in which the Affiliated Fund and at least one Regulated Fund are currently invested; or (Y) an investment in an issuer in which at least one Regulated Fund is currently invested but in which the Affiliated Fund does not currently have an investment. An investment in an issuer includes, but is not limited to, the exercise of warrants, conversion privileges or other rights to purchase securities of the issuer.

II.	APPLICANTS’ PROPOSAL

The Amended Order, if granted, would expand the relief provided in the Prior Order to permit Affiliated Funds to participate in Follow-On Investments in issuers in which at least one Regulated Fund is invested, but such Affiliated Funds are not invested. This relief would not permit Follow-On Investments by Regulated Funds that are not invested in the issuer. The requested relief is based on the temporary relief granted by the Commission on April 8, 2020.6

III.	STATEMENT IN SUPPORT OF RELIEF REQUESTED

Except as stated herein, the disclosure in Section IV, “Statement in Support of Relief Requested,” of the Prior Application is equally applicable to this Application.

IV.	CONDITIONS

Except as stated herein, the Conditions of the Prior Order, as stated in Section V of the Prior Application, will remain in effect. Any language in the Conditions of the Prior Order stating that an Affiliated Fund is required to have an existing investment in an issuer and/or needs to have previously participated in a Co-Investment Transaction with respect to such issuer in order to participate in a Follow-On Investment shall be deemed removed if the Amended Order is granted.

V.	PROCEDURAL MATTERS

Applicants file this Application in accordance with Rule 0-2 under the 1940 Act. Pursuant to Rule 0-2(f) under the 1940 Act, Applicants state that their address is indicated on the cover page of this Application. Applicants further request that all communications concerning this Application should be directed and copied to the persons listed on the cover page of the Application.

In accordance with Rule 0-2(c) under the 1940 Act, Applicants state that all actions necessary to authorize the execution and filing of this Application have been taken, and the persons signing and filing this document are authorized to do so on behalf of Applicants pursuant to the terms of an operating agreement, management agreement or otherwise, and in the case of each of the Regulated Funds and GSPC, the attached resolutions. Applicants also have attached the verifications required by Rule 0-2(d) under the 1940 Act.

In accordance with Rule 0-5 under the 1940 Act, Applicants request that the Commission issue the requested Amended Order without holding a hearing.

[6]	BDC Temporary Exemptive Order, Investment Company Act Rel. Nos. 33837 (April 8, 2020) (order) (extension granted on January 5, 2021 and further extension granted on April 22, 2021).

All requirements for the execution and filing of this Application in the name and on behalf of each Applicant by the undersigned have been complied with and the undersigned is fully authorized to do so and has duly executed this Application as of this 6th day of February, 2023.

GOLDMAN SACHS BDC, INC.

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

GOLDMAN SACHS PRIVATE MIDDLE
MARKET CREDIT LLC

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

GOLDMAN SACHS PRIVATE MIDDLE
MARKET CREDIT II LLC

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

GOLDMAN SACHS MIDDLE MARKET
LENDING CORP. II

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

PHILLIP STREET MIDDLE MARKET LENDING FUND LLC

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

BDC BLOCKER I, LLC

By:	Goldman Sachs BDC, Inc., its sole member

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

GSBD BLOCKER II, LLC

By: Goldman Sachs BDC, Inc., its sole member

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

GSBD BLOCKER III LLC

By: Goldman Sachs BDC, Inc., its sole member

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

GSBD BLOCKER IV LLC

By: Goldman Sachs BDC, Inc., its sole member

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

GSBD WINE I, LLC

By:	/s/ David Pessah
Name:	David Pessah
Title:	Managing Member

GSBD BLOCKER V, LLC

By: Goldman Sachs BDC, Inc., its sole member

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

GSBD BLOCKER VI, LLC

By: Goldman Sachs BDC, Inc., its sole member

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

MMLC BLOCKER I, LLC

By: Goldman Sachs BDC, Inc., its sole member

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

MMLC BLOCKER II, LLC

By: Goldman Sachs BDC, Inc., its sole member

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

MMLC BLOCKER III, LLC

By: Goldman Sachs BDC, Inc., its sole member

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

MMLC WINE I, LLC

By:	/s/ David Pessah
Name:	David Pessah
Title:	Managing Member

GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT SPV LLC

By: Goldman Sachs Private Middle Market Credit LLC, its Designated Manager

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

PMMC BLOCKER I, LLC

By: Goldman Sachs Private Middle Market Credit LLC, its sole member

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

PMMC BLOCKER II, LLC

By: Goldman Sachs Private Middle Market Credit LLC, its sole member

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

PMMC WINE I, LLC

By:	/s/ David Pessah
Name:	David Pessah
Title:	Managing Member

GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT II SPV LLC

By: Goldman Sachs Private Middle Market Credit LLC, its Designated Manager

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT II SPV II LLC

By: Goldman Sachs Private Middle Market Credit LLC, its Designated Manager

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

PMMC II BLOCKER III LLC

By: Goldman Sachs Private Middle Market Credit II LLC, its sole member

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

PMMC II BLOCKER IV LLC

By: Goldman Sachs Private Middle Market Credit II LLC, its sole member

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

PMMC II BLOCKER V LLC

By: Goldman Sachs Private Middle Market Credit II LLC, its sole member

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

PMMC II BLOCKER VI, LLC

By: Goldman Sachs Private Middle Market Credit II LLC, its sole member

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

PMMC II BLOCKER VII, LLC

By: Goldman Sachs Private Middle Market Credit II LLC, its sole member

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

MMLC II BLOCKER I, LLC

By: Goldman Sachs Private Middle Market Lending Corp. II, its sole member

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

MMLC II BLOCKER II, LLC

By: Goldman Sachs Private Middle Market Lending Corp. II, its sole member

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

PHILLIP STREET MIDDLE MARKET LENDING INVESTMENTS LLC

By: Phillip Street Middle Market Lending Fund LLC, its sole member

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

GOLDMAN SACHS PRIVATE CREDIT FUND LLC

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

SENIOR CREDIT FUND (UCR) LLC

By: Senior Credit Fund (UCR) Advisors LLC, its Managing Member

By:	/s/ David Pessah
Name:	David Pessah
Title:	Authorized Signatory

SENIOR CREDIT FUND (UCR) SPV LLC

By: Senior Credit Fund (UCR) LLC, its designated Manager

By: Senior Credit Fund (UCR) Advisors LLC, its Managing Member

By:	/s/ David Pessah
Name:	David Pessah
Title:	Authorized Signatory

SENIOR CREDIT (UWF) LLC

By: Senior Credit (UWF) Advisors LLC, its Managing Member

By:	/s/ David Pessah
Name:	David Pessah
Title:	Authorized Signatory

SENIOR CREDIT (UWF) SPV LLC

By: Senior Credit (UWF) LLC, its designated Manager

By: Senior Credit (UWF) Advisors LLC, its Managing Member

By:	/s/ David Pessah
Name:	David Pessah
Title:	Authorized Signatory

INSURANCE PRIVATE CREDIT I LLC

By: Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

INSURANCE PRIVATE CREDIT II LLC

By: Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

SENIOR CREDIT FUND (SERIES G) LP

By: Senior Credit Fund (Series G) Advisors LLC, its general partner

By:	/s/ David Pessah
Name:	David Pessah
Title:	Authorized Signatory

SENIOR CREDIT FUND (SERIES G) FOREIGN INCOME BLOCKER LLC

By: Senior Credit Fund (Series G) LP, its sole member

By: Senior Credit Fund (Series G) Advisors LLC, its general partner

By:	/s/ David Pessah
Name:	David Pessah
Title:	Authorized Signatory

BROAD STREET LOAN PARTNERS IV OFFSHORE, SLP

By: Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name: Hristo D. Dimitrov
Title: Managing Director

BROAD STREET LOAN PARTNERS IV OFFSHORE – UNLEVERED, SLP

By: Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name: Hristo D. Dimitrov
Title: Managing Director

BROAD STREET LOAN PARTNERS IV OFFSHORE – UNLEVERED B, SLP

By: Goldman Sachs Asset Management, L.P., as Attorney-in-Fact

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

BROAD STREET SENIOR CREDIT PARTNERS II, L.P.

By: Broad Street Senior Credit Partners Advisor, L.L.C., its General Partner

By:	/s/ William Y. Eng
Name:	William Y. Eng
Title:	Vice President

WEST STREET SENIOR CREDIT PARTNERS III, L.P.

By: West Street Senior Credit Partners III Advisor, L.L.C., its General Partner

By:	/s/ William Y. Eng
Name:	William Y. Eng
Title:	Vice President

GS MEZZANINE PARTNERS VII, L.P.

By: Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name: Hristo D. Dimitrov
Title: Managing Director

GS MEZZANINE PARTNERS VII OFFSHORE, L.P.

By: Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name: Hristo D. Dimitrov
Title: Managing Director

GS MEZZANINE PARTNERS VII OFFSHORE TREATY, L.P.

By: Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name: Hristo D. Dimitrov
Title: Managing Director

BROAD STREET TENO PARTNERS, SLP

By: Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

WEST STREET GENERALI PARTNERS, SLP

By: Goldman Sachs Asset Management, L.P., Attorney-in-Fact

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

WEST STREET GENERALI PARTNERS II, SLP

By: Goldman Sachs Asset Management, L.P., Attorney-in-Fact

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

WEST STREET GENERALI PARTNERS II, S.A R.L.

By:	/s/ Alexis de Montpellier
Name:	Alexis de Montpellier
Title:	Manager

By:	/s/ Alexis de Montpellier /s/ Lucia Casasco
Name:	Alexis de Montpellier and Lucia Casasco on behalf of Broad Street Luxembourg S.a r.l.
Title:	Manager

WEST STREET PKA PARTNERS, SLP

By: Goldman Sachs Asset Management, L.P., Attorney-in-Fact

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

WEST STREET PKA PARTNERS, S.A R.L.

By:	/s/ Alexis de Montpellier
Name:	Alexis de Montpellier
Title:	Manager

By:	/s/ Alexis de Montpellier /s/ Lucia Casasco
Name:	Alexis de Montpellier and Lucia Casasco on behalf of Broad Street Luxembourg S.a r.l.
Title:	Manager

WEST STREET EP, L.P.

By: Goldman Sachs Asset Management, L.P., Attorney-in-Fact

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

WEST STREET EP, S.A R.L.

By:	/s/ Alexis de Montpellier
Name:	Alexis de Montpellier
Title:	Manager

By:	/s/ Alexis de Montpellier /s/ Lucia Casasco
Name:	Alexis de Montpellier and Lucia Casasco on behalf of Broad Street Luxembourg S.a r.l.
Title:	Manager

WEST STREET GCPD PARTNERS, L.P.

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

WEST STREET GCPD PARTNERS, S.A R.L.

By:	/s/ Alexis de Montpellier
Name:	Alexis de Montpellier
Title:	Manager

By:	/s/ Alexis de Montpellier /s/ Lucia Casasco
Name:	Alexis de Montpellier and Lucia Casasco on behalf of Broad Street Luxembourg S.a r.l.
Title:	Manager

BROAD STREET VG PARTNERS, SLP

By: Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

BROAD STREET VG PARTNERS, S.A R.L.

By:	/s/ Alexis de Montpellier
Name:	Alexis de Montpellier
Title:	Manager

By:	/s/ Alexis de Montpellier /s/ Lucia Casasco
Name:	Alexis de Montpellier and Lucia Casasco on behalf of Broad Street Luxembourg S.a r.l.
Title:	Manager

BROAD STREET TEXAS PARTNERS, L.P.

By: Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

BROAD STREET DANISH CREDIT PARTNERS, L.P.

By: Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

WEST STREET PRIVATE CREDIT PARTNERS (A), LP WEST STREET PRIVATE CREDIT PARTNERS (O), L.P.

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

WEST STREET PRIVATE CREDIT PARTNERS (O) INVESTMENTS, L.P.

By: Broad Street Partners Lux GP, S.a r.l., its General Partner

By:	/s/ Alexis de Montpellier
Name:	Alexis de Montpellier
Title:	Manager

By:	/s/ Alexis de Montpellier /s/ Lucia Casasco
Name:	Alexis de Montpellier and Lucia Casasco on behalf of Broad Street Luxembourg S.a r.l.
Title:	Manager

WEST STREET PRIVATE CREDIT PARTNERS (O) HOLDING LTD

By:	/s/ Michael J. Lynam
Name:	Michael J. Lynam
Title:	Director

WEST STREET PRIVATE CREDIT PARTNERS (O), S.A R.L.

By:	/s/ Alexis de Montpellier
Name:	Alexis de Montpellier
Title:	Manager

By:	/s/ Alexis de Montpellier /s/ Lucia Casasco
Name:	Alexis de Montpellier and Lucia Casasco on behalf of Broad Street Luxembourg S.a r.l.
Title:	Manager

WEST STREET TFL CREDIT PARTNERS, SLP

By: West Street TFL Credit Partners GP, S.a r.l., its General Partner

By:	/s/ Alexis de Montpellier
Name:	Alexis de Montpellier
Title:	Manager

By:	/s/ Alexis de Montpellier /s/ Lucia Casasco
Name:	Alexis de Montpellier and Lucia Casasco on behalf of Broad Street Luxembourg S.a r.l.
Title:	Manager

WEST STREET NJ PRIVATE CREDIT PARTNERS LP
WEST STREET NJ PRIVATE CREDIT PARTNERS INVESTMENTS LLC
WEST STREET NJ PRIVATE CREDIT PARTNERS INVESTMENT HOLDINGS LLC

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

WEST STREET NJ PRIVATE CREDIT PARTNERS, S.A R.L.

By:	/s/ Alexis de Montpellier
Name:	Alexis de Montpellier
Title:	Manager

By:	/s/ Alexis de Montpellier /s/ Lucia Casasco
Name:	Alexis de Montpellier and Lucia Casasco on behalf of Broad Street Luxembourg S.a r.l.
Title:	Manager

WEST STREET MEZZANINE PARTNERS VIII, L.P.
WEST STREET MEZZANINE PARTNERS VIII OFFSHORE, L.P.
WEST STREET MEZZANINE PARTNERS VIII OFFSHORE FEEDER, L.L.C.
WEST STREET MEZZANINE PARTNERS VIII OFFSHORE FEEDER B, L.P.
WEST STREET MEZZANINE PARTNERS VIII UNLEVERED, SLP
WEST STREET MEZZANINE PARTNERS VIII UNLEVERED II, SLP
WEST STREET MEZZANINE PARTNERS VIII UNLEVERED III, SLP
WEST STREET MEZZANINE PARTNERS VIII TREATY, SLP
WEST STREET MEZZANINE PARTNERS VIII EUROPE, SLP

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

WEST STREET MEZZANINE CO-INVESTMENT PARTNERS (C), L.P.
WEST STREET MEZZANINE CO-INVESTMENT PARTNERS (K), L.P.
WEST STREET MEZZANINE CO-INVESTMENT PARTNERS VIII OFFSHORE (BIC), L.P.

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

WEST STREET MEZZANINE CO-INVESTMENT PARTNERS (N), L.P.

By: West Street Mezzanine Co-Investment Partners (N) GP Advisors, L.L.C., its General Partner

By:	/s/ Coleen Gasiewski
Name:	Coleen Gasiewski
Title:	Director

WSMP CO-INVESTMENT PARTNERS (BIC) JERSEY LIMITED

By:	/s/ Michael J. Lynam
Name:	Michael J. Lynam
Title:	Director

WSMP CO-INVESTMENT PARTNERS (BIC), S.A R.L.

By:	/s/ Paul Brogan
Name:	Paul Brogan
Title:	Manager

By:	/s/ Rohan Fourie
Name:	Rohan Fourie
Title:	Manager

WSMP CO-INVESTMENT PARTNERS (BIC), SLP

By: WSMP Co-Investment Partners (BIC), S.a r.l., its General Partner

By:	/s/ Paul Brogan
Name:	Paul Brogan
Title:	Manager

By:	/s/ Rohan Fourie
Name:	Rohan Fourie
Title:	Manager

WSMP CO-INVEST PARTNERS (K), S.A R.L.

By:	/s/ Paul Brogan
Name:	Paul Brogan
Title:	Manager

By:	/s/ Rohan Fourie
Name:	Rohan Fourie
Title:	Manager

WEST STREET MEZZANINE CO-INVESTMENT PARTNERS UNLEVERED (A), SLP

By: West Street Mezzanine Co-Investment Partners Unlevered (A) GP Advisors S.a r.l., its managing general partner

By:	/s/ Paul Brogan
Name:	Paul Brogan
Title:	Manager

By:	/s/ Stèphane Lachance
Name:	Stèphane Lachance
Title:	Manager

WSMP VIII INVESTMENTS A, SLP
WSMP VIII INVESTMENT HOLDINGS A, L.P.
WSMP VIII INVESTMENTS B, LLC
WSMP VIII INVESTMENT HOLDINGS B, L.P.
WSMP VIII INVESTMENTS C, SLP
WSMP VIII INVESTMENT HOLDINGS C, L.P.
WSMP VIII INVESTMENTS D, LLC
WSMP VIII INVESTMENT HOLDINGS D, L.P.
WSMP VIII INVESTMENTS E, SCSP
WSMP VIII INVESTMENTS F, SCSP
WSMP VIII INVESTMENTS H, SCSP
WSMP VIII INVESTMENTS I, SCSP
WSMP VIII INVESTMENTS J, LP
WSMP VIII INVESTMENTS K, LP
WSMP VIII INVESTMENTS L, SLP
WSMP VIII INVESTMENTS M S.A R.L.
WSMP VIII INVESTMENTS N S.A R.L.
WSMP VIII INVESTMENTS O S.A R.L.
WSMP VIII INVESTMENTS P S.A R.L.
WSMP VIII INVESTMENTS Q, LLC
WSMP VIII INVESTMENTS R, LLC
WSMP VIII INVESTMENTS S, LLC
WSMP VIII INVESTMENTS T, SLP
WSMP VIII INVESTMENTS U, LP
WSMP VIII INVESTMENTS V, SLP

WSMP VIII OFFSHORE INVESTMENTS, SLP

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

WEST STREET PRIVATE MARKETS 2023, L.P.

By: West Street Private Markets 2023 Advisors, L.L.C., its General Partner

By:	/s/ Coleen Gasiewski
Name:	Coleen Gasiewski
Title:	Director

WEST STREET PRIVATE MARKETS 2023 OFFSHORE, SLP

By: West Street Private Markets 2023 Advisors, S.a r.l., its Managing General Partner

By:	/s/ Paul Goes
Name:	Paul Goes
Title:	Manager

By:	/s/ Michelle McDonald
Name:	Michelle McDonald
Title:	Manager

BROAD STREET CREDIT HOLDINGS LLC

By:	/s/ William Y. Eng
Name:	William Y. Eng
Title:	Vice President

GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P.

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Secretary

GOLDMAN SACHS BANK USA

By:	/s/ William Y. Eng
Name:	William Y. Eng
Title:	Authorized Signatory

BROAD STREET PRINCIPAL INVESTMENTS, L.L.C.

By:	/s/ William Y. Eng
Name:	William Y. Eng
Title:	Vice President

SPECIAL SITUATIONS INVESTING GROUP II, LLC

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Secretary and Assistant General Counsel

GS FUND HOLDINGS L.L.C.

By: The Goldman Sachs Group, Inc., its Manager

By:	/s/ William Y. Eng
Name:	William Y. Eng
Title:	Attorney-in-Fact

VERIFICATION

Each of the undersigned states that he or she has duly executed the attached Application for an Order under Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended, and Rule 17d-1 thereunder, dated February 6, 2023 for and on behalf of Goldman Sachs BDC, Inc., Goldman Sachs Private Middle Market Credit LLC, Goldman Sachs Private Middle Market Credit II LLC, Goldman Sachs Middle Market Lending Corp. II, Phillip Street Middle Market Lending Fund LLC, BDC Blocker I, LLC, GSBD Blocker II, LLC, GSBD Blocker III LLC, GSBD Blocker IV LLC, GSBD Wine I, LLC, GSBD Blocker V, LLC, GSBD Blocker VI LLC, MMLC Blocker I, LLC, MMLC Blocker II, LLC, MMLC Blocker III, LLC, MMLC Wine I, LLC, Goldman Sachs Private Middle Market Credit SPV LLC, PMMC Blocker I, LLC, PMMC Blocker II, LLC, PMMC Wine I, LLC, Goldman Sachs Private Middle Market Credit II SPV LLC, Goldman Sachs Private Middle Market Credit II SPV II LLC, PMMC II Blocker III LLC, PMMC II Blocker IV LLC, PMMC II Blocker V LLC, PMMC II Blocker VI, LLC, PMMC II Blocker VII LLC, MMLC II Blocker I, LLC, MMLC II Blocker II LLC, Phillip Street Middle Market Lending Investments LLC, Goldman Sachs Private Credit Fund LLC, Goldman Sachs Asset Management, L.P., Senior Credit Fund (UCR) LLC, Senior Credit Fund (UCR) SPV LLC, Senior Credit (UWF) LLC, Senior Credit (UWF) SPV LLC, Insurance Private Credit I LLC, Insurance Private Credit II LLC, Senior Credit Fund (Series G) LP, Senior Credit Fund (Series G) Foreign Income Blocker LLC, Broad Street Loan Partners IV Offshore, SLP, Broad Street Loan Partners IV Offshore – Unlevered, SLP, Broad Street Loan Partners IV Offshore – Unlevered B, SLP, Broad Street Senior Credit Partners II, L.P., West Street Senior Credit Partners III, L.P., GS Mezzanine Partners VII, L.P., GS Mezzanine Partners VII Offshore, L.P., GS Mezzanine Partners VII Offshore Treaty, L.P., Broad Street Teno Partners, SLP, West Street Generali Partners, SLP, West Street Generali Partners II, SLP, West Street Generali Partners II, S.a r.l., West Street PKA Partners, SLP, West Street PKA Partners, S.a r.l., West Street EP, L.P., West Street EP, S.a r.l., West Street GCPD Partners, L.P., West Street GCPD Partners, S.a r.l., Broad Street VG Partners, SLP, Broad Street VG Partners, S.a r.l., Broad Street Texas Partners, L.P., Broad Street Danish Credit Partners, L.P., West Street Private Credit Partners (A), LP, West Street Private Credit Partners (O), L.P., West Street Private Credit Partners (O) Investments, L.P., West Street Private Credit Partners (O) Holding Ltd, West Street Private Credit Partners (O), S.a r.l., West Street TFL Credit Partners, SLP, West Street NJ Private Credit Partners LP, West Street NJ Private Credit Partners Investments LLC, West Street NJ Private Credit Partners Investment Holdings LLC, West Street NJ Private Credit Partners S.a r.l., West Street Mezzanine Partners VIII, L.P., West Street Mezzanine Partners VIII Offshore, L.P., West Street Mezzanine Partners VIII Offshore Feeder, L.L.C., West Street Mezzanine Partners VIII Offshore Feeder B, L.P., West Street Mezzanine Partners VIII Unlevered, SLP, West Street Mezzanine Partners VIII Unlevered II, SLP, West Street Mezzanine Partners VIII Unlevered III, SLP, West Street Mezzanine Partners VIII Treaty, SLP, West Street Mezzanine Partners VIII Europe, SLP, West Street Mezzanine Co-Investment Partners (C), L.P., West Street Mezzanine Co-Investment Partners (K), L.P., West Street Mezzanine Co-Investment Partners VIII Offshore (BIC), L.P., West Street Mezzanine Co-Investment Partners (N), L.P., WSMP Co-Investment Partners (BIC) Jersey Limited, WSMP Co-Investment Partners (BIC), S.a r.l., WSMP Co-Investment Partners (BIC), SLP, WSMP Co-Invest Partners (K), S.a r.l., West Street Mezzanine Co-Investment Partners Unlevered (A), SLP, WSMP VIII Investments A, SLP, WSMP VIII Investment Holdings A, L.P., WSMP VIII Investments B, LLC, WSMP VIII Investment Holdings B, L.P., WSMP VIII Investments C, SLP, WSMP VIII Investment Holdings C, L.P., WSMP VIII Investments D, LLC, WSMP VIII Investment Holdings D, L.P., WSMP VIII Investments E, SCSP, WSMP VIII Investments F, SCSP, WSMP VIII Investments H, SCSP, WSMP VIII Investments I, SCSP, WSMP VIII Investments J, LP, WSMP VIII Investments K, LP, WSMP VIII Investments L, SLP, WSMP VIII Investments M S.a r.l., WSMP VIII Investments N S.a r.l., WSMP VIII Investments O S.a r.l., WSMP VIII Investments P S.a r.l., WSMP VIII Investments Q, LLC, WSMP VIII Investments R, LLC, WSMP VIII Investments S, LLC, WSMP VIII Investments T, SLP, WSMP VIII Investments U, LP, WSMP VIII Investments V, SLP, WSMP VIII Offshore Investments, SLP, West Street Private Markets 2023, L.P., West Street Private Markets 2023 Offshore, SLP, Broad Street Credit Holdings LLC, Goldman Sachs Specialty Lending Group, L.P., Goldman Sachs Bank USA, Broad Street Principal Investments, L.L.C., Special Situations Investing Group II, LLC, and GS Fund Holdings L.L.C., as the case may be; that he or she holds office with such entity as indicated below and that all action by directors, officers, stockholders, general partners, trustees or members of each entity and any other body necessary to authorize the undersigned to execute and file such Application has been taken. Each of the undersigned further states that he or she is familiar with such instrument and the contents thereof, and that the facts set forth therein are true to the best of his or her knowledge, information and belief.

GOLDMAN SACHS BDC, INC.

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT LLC

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT II LLC

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

GOLDMAN SACHS MIDDLE MARKET LENDING CORP. II

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

PHILLIP STREET MIDDLE MARKET LENDING FUND LLC

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

BDC BLOCKER I, LLC

By: Goldman Sachs BDC, Inc., its sole member

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

GSBD BLOCKER II, LLC

By: Goldman Sachs BDC, Inc., its sole member

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

GSBD BLOCKER III LLC

By: Goldman Sachs BDC, Inc., its sole member

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

GSBD BLOCKER IV LLC

By: Goldman Sachs BDC, Inc., its sole member

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

GSBD WINE I, LLC

By:	/s/ David Pessah
Name:	David Pessah
Title:	Managing Member

GSBD BLOCKER V, LLC

By: Goldman Sachs BDC, Inc., its sole member

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

GSBD BLOCKER VI, LLC

By: Goldman Sachs BDC, Inc., its sole member

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

MMLC BLOCKER I, LLC

By: Goldman Sachs BDC, Inc., its sole member

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

MMLC BLOCKER II, LLC

By: Goldman Sachs BDC, Inc., its sole member

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

MMLC BLOCKER III, LLC

By: Goldman Sachs BDC, Inc., its sole member

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

MMLC WINE I, LLC

By:	/s/ David Pessah
Name:	David Pessah
Title:	Managing Member

GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT SPV LLC

By: Goldman Sachs Private Middle Market Credit LLC, its Designated Manager

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

PMMC BLOCKER I, LLC

By: Goldman Sachs Private Middle Market Credit LLC, its sole member

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

PMMC BLOCKER II, LLC

By: Goldman Sachs Private Middle Market Credit LLC, its sole member

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

PMMC WINE I, LLC

By:	/s/ David Pessah
Name:	David Pessah
Title:	Managing Member

GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT II SPV LLC

By: Goldman Sachs Private Middle Market Credit LLC, its Designated Manager

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT II SPV II LLC

By: Goldman Sachs Private Middle Market Credit LLC, its Designated Manager

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

PMMC II BLOCKER III LLC

By: Goldman Sachs Private Middle Market Credit II LLC, its sole member

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

PMMC II BLOCKER IV LLC

By: Goldman Sachs Private Middle Market Credit II LLC, its sole member

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

PMMC II BLOCKER V LLC

By: Goldman Sachs Private Middle Market Credit II LLC, its sole member

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

PMMC II BLOCKER VI, LLC

By: Goldman Sachs Private Middle Market Credit II LLC, its sole member

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

PMMC II BLOCKER VII, LLC

By: Goldman Sachs Private Middle Market Credit II LLC, its sole member

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

MMLC II BLOCKER I, LLC

By: Goldman Sachs Private Middle Market Lending Corp. II, its sole member

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

MMLC II BLOCKER II, LLC

By: Goldman Sachs Private Middle Market Lending Corp. II, its sole member

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

PHILLIP STREET MIDDLE MARKET LENDING INVESTMENTS LLC

By: Phillip Street Middle Market Lending Fund LLC, its sole member

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

GOLDMAN SACHS PRIVATE CREDIT FUND LLC

By:	/s/ David Pessah
Name:	David Pessah
Title:	Chief Financial Officer

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

SENIOR CREDIT FUND (UCR) LLC

By: Senior Credit Fund (UCR) Advisors LLC, its Managing Member

By:	/s/ David Pessah
Name:	David Pessah
Title:	Authorized Signatory

SENIOR CREDIT FUND (UCR) SPV LLC

By: Senior Credit Fund (UCR) LLC, its designated Manager

By: Senior Credit Fund (UCR) Advisors LLC, its Managing Member

By:	/s/ David Pessah
Name:	David Pessah
Title:	Authorized Signatory

SENIOR CREDIT (UWF) LLC

By: Senior Credit (UWF) Advisors LLC, its Managing Member

By:	/s/ David Pessah
Name:	David Pessah
Title:	Authorized Signatory

SENIOR CREDIT (UWF) SPV LLC

By: Senior Credit (UWF) LLC, its designated Manager

By: Senior Credit (UWF) Advisors LLC, its Managing Member

By:	/s/ David Pessah
Name:	David Pessah
Title:	Authorized Signatory

INSURANCE PRIVATE CREDIT I LLC

By: Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

INSURANCE PRIVATE CREDIT II LLC

By: Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

SENIOR CREDIT FUND (SERIES G) LP

By: Senior Credit Fund (Series G) Advisors LLC, its general partner

By:	/s/ David Pessah
Name:	David Pessah
Title:	Authorized Signatory

SENIOR CREDIT FUND (SERIES G) FOREIGN INCOME BLOCKER LLC

By: Senior Credit Fund (Series G) LP, its sole member

By: Senior Credit Fund (Series G) Advisors LLC, its general partner

By:	/s/ David Pessah
Name:	David Pessah
Title:	Authorized Signatory

BROAD STREET LOAN PARTNERS IV OFFSHORE, SLP

By: Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

BROAD STREET LOAN PARTNERS IV OFFSHORE – UNLEVERED, SLP

By: Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

BROAD STREET LOAN PARTNERS IV OFFSHORE – UNLEVERED B, SLP

By: Goldman Sachs Asset Management, L.P., as Attorney-in-Fact

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

BROAD STREET SENIOR CREDIT PARTNERS II, L.P.

By: Broad Street Senior Credit Partners Advisor, L.L.C., its General Partner

By:	/s/ William Y. Eng
Name:	William Y. Eng
Title:	Vice President

WEST STREET SENIOR CREDIT PARTNERS III, L.P.

By: West Street Senior Credit Partners III Advisor, L.L.C., its General Partner

By:	/s/ William Y. Eng
Name:	William Y. Eng
Title:	Vice President

GS MEZZANINE PARTNERS VII, L.P.

By: Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

GS MEZZANINE PARTNERS VII OFFSHORE, L.P.

By: Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

GS MEZZANINE PARTNERS VII OFFSHORE TREATY, L.P.

By: Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

BROAD STREET TENO PARTNERS, SLP

By: Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

WEST STREET GENERALI PARTNERS, SLP

By: Goldman Sachs Asset Management, L.P., Attorney-in-Fact

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

WEST STREET GENERALI PARTNERS II, SLP

By: Goldman Sachs Asset Management, L.P., Attorney-in-Fact

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

WEST STREET GENERALI PARTNERS II, S.A R.L.

By:	/s/ Alexis de Montpellier
Name:	Alexis de Montpellier
Title:	Manager

By:	/s/ Alexis de Montpellier /s/ Lucia Casasco
Name:	Alexis de Montpellier and Lucia Casasco on behalf of Broad Street Luxembourg S.a r.l.
Title:	Manager

WEST STREET PKA PARTNERS, SLP

By: Goldman Sachs Asset Management, L.P., Attorney-in-Fact

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

WEST STREET PKA PARTNERS, S.A R.L.

By:	/s/ Alexis de Montpellier
Name:	Alexis de Montpellier
Title:	Manager

By:	/s/ Alexis de Montpellier /s/ Lucia Casasco
Name:	Alexis de Montpellier and Lucia Casasco on behalf of Broad Street Luxembourg S.a r.l.
Title:	Manager

WEST STREET EP, L.P.

By: Goldman Sachs Asset Management, L.P., Attorney-in-Fact

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

WEST STREET EP, S.A R.L.

By:	/s/ Alexis de Montpellier
Name:	Alexis de Montpellier
Title:	Manager

By:	/s/ Alexis de Montpellier /s/ Lucia Casasco
Name:	Alexis de Montpellier and Lucia Casasco on behalf of Broad Street Luxembourg S.a r.l.
Title:	Manager

WEST STREET GCPD PARTNERS, L.P.

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

WEST STREET GCPD PARTNERS, S.A R.L.

By:	/s/ Alexis de Montpellier
Name:	Alexis de Montpellier
Title:	Manager

By:	/s/ Alexis de Montpellier /s/ Lucia Casasco
Name:	Alexis de Montpellier and Lucia Casasco on behalf of Broad Street Luxembourg S.a r.l.
Title:	Manager

BROAD STREET VG PARTNERS, SLP

By:	Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

BROAD STREET VG PARTNERS, S.A R.L.

By:	/s/ Alexis de Montpellier
Name:	Alexis de Montpellier
Title:	Manager

By:	/s/ Alexis de Montpellier /s/ Lucia Casasco
Name:	Alexis de Montpellier and Lucia Casasco on behalf of Broad Street Luxembourg S.a r.l.
Title:	Manager

BROAD STREET TEXAS PARTNERS, L.P.

By:	Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

BROAD STREET DANISH CREDIT PARTNERS, L.P.

By:	Goldman Sachs Asset Management, L.P., its Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

WEST STREET PRIVATE CREDIT PARTNERS (A), LP
WEST STREET PRIVATE CREDIT PARTNERS (O), L.P.

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

WEST STREET PRIVATE CREDIT PARTNERS (O) INVESTMENTS, L.P.

By: Broad Street Partners Lux GP, S.a r.l., its General Partner

By:	/s/ Alexis de Montpellier
Name:	Alexis de Montpellier
Title:	Manager

By:	/s/ Alexis de Montpellier /s/ Lucia Casasco
Name:	Alexis de Montpellier and Lucia Casasco on behalf of Broad Street Luxembourg S.a r.l.
Title:	Manager

WEST STREET PRIVATE CREDIT PARTNERS (O) HOLDING LTD

By:	/s/ Michael J. Lynam
Name:	Michael J. Lynam
Title:	Director

WEST STREET PRIVATE CREDIT PARTNERS (O), S.A R.L.

By:	/s/ Alexis de Montpellier
Name:	Alexis de Montpellier
Title:	Manager

By:	/s/ Alexis de Montpellier /s/ Lucia Casasco
Name:	Alexis de Montpellier and Lucia Casasco on behalf of Broad Street Luxembourg S.a r.l.
Title:	Manager

WEST STREET TFL CREDIT PARTNERS, SLP

By: West Street TFL Credit Partners GP, S.a r.l., its General Partner

By:	/s/ Alexis de Montpellier
Name:	Alexis de Montpellier
Title:	Manager

By:	/s/ Alexis de Montpellier /s/ Lucia Casasco
Name:	Alexis de Montpellier and Lucia Casasco on behalf of Broad Street Luxembourg S.a r.l.
Title:	Manager

WEST STREET NJ PRIVATE CREDIT PARTNERS LP
WEST STREET NJ PRIVATE CREDIT PARTNERS INVESTMENTS LLC
WEST STREET NJ PRIVATE CREDIT PARTNERS INVESTMENT HOLDINGS LLC

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

WEST STREET NJ PRIVATE CREDIT PARTNERS, S.A R.L.

By:	/s/ Alexis de Montpellier
Name:	Alexis de Montpellier
Title:	Manager

By:	/s/ Alexis de Montpellier /s/ Lucia Casasco
Name:	Alexis de Montpellier and Lucia Casasco on behalf of Broad Street Luxembourg S.a r.l.
Title:	Manager

WEST STREET MEZZANINE PARTNERS VIII, L.P.
WEST STREET MEZZANINE PARTNERS VIII OFFSHORE, L.P.
WEST STREET MEZZANINE PARTNERS VIII OFFSHORE FEEDER, L.L.C.
WEST STREET MEZZANINE PARTNERS VIII OFFSHORE FEEDER B, L.P.
WEST STREET MEZZANINE PARTNERS VIII UNLEVERED, SLP
WEST STREET MEZZANINE PARTNERS VIII UNLEVERED II, SLP
WEST STREET MEZZANINE PARTNERS VIII UNLEVERED III, SLP
WEST STREET MEZZANINE PARTNERS VIII TREATY, SLP
WEST STREET MEZZANINE PARTNERS VIII EUROPE, SLP

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

WEST STREET MEZZANINE CO-INVESTMENT PARTNERS (C), L.P.
WEST STREET MEZZANINE CO-INVESTMENT PARTNERS (K), L.P.
WEST STREET MEZZANINE CO-INVESTMENT PARTNERS VIII OFFSHORE (BIC), L.P.

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

WEST STREET MEZZANINE CO-INVESTMENT PARTNERS (N), L.P.

By: West Street Mezzanine Co-Investment Partners (N) GP Advisors, L.L.C., its General Partner

By:	/s/ Coleen Gasiewski
Name:	Coleen Gasiewski
Title:	Director

WSMP CO-INVESTMENT PARTNERS (BIC) JERSEY LIMITED

By:	/s/ Michael J. Lynam
Name:	Michael J. Lynam
Title:	Director

WSMP CO-INVESTMENT PARTNERS (BIC), S.A R.L.

By:	/s/ Paul Brogan
Name:	Paul Brogan
Title:	Manager

By:	/s/ Rohan Fourie
Name:	Rohan Fourie
Title:	Manager

WSMP CO-INVESTMENT PARTNERS (BIC), SLP

By: WSMP Co-Investment Partners (BIC), S.a r.l., its General Partner

By:	/s/ Paul Brogan
Name:	Paul Brogan
Title:	Manager

By:	/s/ Rohan Fourie
Name:	Rohan Fourie
Title:	Manager

WSMP CO-INVEST PARTNERS (K), S.A R.L.

By:	/s/ Paul Brogan
Name:	Paul Brogan
Title:	Manager

By:	/s/ Rohan Fourie
Name:	Rohan Fourie
Title:	Manager

WEST STREET MEZZANINE CO-INVESTMENT PARTNERS UNLEVERED (A), SLP

By: West Street Mezzanine Co-Investment Partners Unlevered (A) GP Advisors S.a r.l., its managing general partner

By:	/s/ Paul Brogan
Name:	Paul Brogan
Title:	Manager

By:	/s/ Stèphane Lachance
Name:	Stèphane Lachance
Title:	Manager

WSMP VIII INVESTMENTS A, SLP
WSMP VIII INVESTMENT HOLDINGS A, L.P.
WSMP VIII INVESTMENTS B, LLC
WSMP VIII INVESTMENT HOLDINGS B, L.P.
WSMP VIII INVESTMENTS C, SLP
WSMP VIII INVESTMENT HOLDINGS C, L.P.
WSMP VIII INVESTMENTS D, LLC
WSMP VIII INVESTMENT HOLDINGS D, L.P.
WSMP VIII INVESTMENTS E, SCSP
WSMP VIII INVESTMENTS F, SCSP
WSMP VIII INVESTMENTS H, SCSP
WSMP VIII INVESTMENTS I, SCSP
WSMP VIII INVESTMENTS J, LP
WSMP VIII INVESTMENTS K, LP
WSMP VIII INVESTMENTS L, SLP
WSMP VIII INVESTMENTS M S.A R.L.

WSMP VIII INVESTMENTS N S.A R.L.
WSMP VIII INVESTMENTS O S.A R.L.
WSMP VIII INVESTMENTS P S.A R.L.
WSMP VIII INVESTMENTS Q, LLC
WSMP VIII INVESTMENTS R, LLC
WSMP VIII INVESTMENTS S, LLC
WSMP VIII INVESTMENTS T, SLP
WSMP VIII INVESTMENTS U, LP
WSMP VIII INVESTMENTS V, SLP
WSMP VIII OFFSHORE INVESTMENTS, SLP

By: Goldman Sachs Asset Management, L.P., as Investment Manager

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Managing Director

WEST STREET PRIVATE MARKETS 2023, L.P.

By: West Street Private Markets 2023 Advisors, L.L.C., its General Partner

By:	/s/ Coleen Gasiewski
Name:	Coleen Gasiewski
Title:	Director

WEST STREET PRIVATE MARKETS 2023 OFFSHORE, SLP

By: West Street Private Markets 2023 Advisors, S.a r.l., its Managing General Partner

By:	/s/ Paul Goes
Name:	Paul Goes
Title:	Manager

By:	/s/ Michelle McDonald
Name:	Michelle McDonald
Title:	Manager

BROAD STREET CREDIT HOLDINGS LLC

By:	/s/ William Y. Eng
Name:	William Y. Eng
Title:	Vice President

GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P.

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Secretary

GOLDMAN SACHS BANK USA

By:	/s/ William Y. Eng
Name:	William Y. Eng
Title:	Authorized Signatory

BROAD STREET PRINCIPAL INVESTMENTS, L.L.C.

By:	/s/ William Y. Eng
Name:	William Y. Eng
Title:	Vice President

SPECIAL SITUATIONS INVESTING GROUP II, LLC

By:	/s/ Hristo D. Dimitrov
Name:	Hristo D. Dimitrov
Title:	Secretary and Assistant General Counsel

GS FUND HOLDINGS L.L.C.

By:	The Goldman Sachs Group, Inc., its Manager

By:	/s/ William Y. Eng
Name:	William Y. Eng
Title:	Attorney-in-Fact

APPENDIX A

Existing Affiliated Funds and Existing GS Proprietary Accounts

Below is a list of the Existing Affiliated Funds other than the Existing GS Proprietary Accounts. All such Existing Affiliated Funds are advised by GSAM:

1.	Senior Credit Fund (UCR) LLC
2.	Senior Credit Fund (UCR) SPV LLC
3.	Senior Credit (UWF) LLC
4.	Senior Credit (UWF) SPV LLC
5.	Insurance Private Credit I LLC
6.	Insurance Private Credit II LLC
7.	Senior Credit Fund (Series G) LP
8.	Senior Credit Fund (Series G) Foreign Income Blocker LLC
9.	Broad Street Loan Partners IV Offshore, SLP
10.	Broad Street Loan Partners IV Offshore – Unlevered, SLP
11.	Broad Street Loan Partners IV Offshore – Unlevered B, SLP
12.	Broad Street Senior Credit Partners II, L.P.
13.	West Street Senior Credit Partners III, L.P.
14.	GS Mezzanine Partners VII, L.P.
15.	GS Mezzanine Partners VII Offshore, L.P.
16.	GS Mezzanine Partners VII Offshore Treaty, L.P.
17.	Broad Street Teno Partners, SLP
18.	West Street Generali Partners, SLP
19.	West Street Generali Partners II, SLP
20.	West Street Generali Partners II, S.a r.l.
21.	West Street PKA Partners, SLP
22.	West Street PKA Partners, S.a r.l.
23.	West Street EP, L.P.
24.	West Street EP, S.a r.l.
25.	West Street GCPD Partners, L.P.
26.	West Street GCPD Partners, S.a r.l.
27.	Broad Street VG Partners, SLP
28.	Broad Street VG Partners, S.a r.l.
29.	Broad Street Texas Partners, L.P.
30.	Broad Street Danish Credit Partners, L.P.
31.	West Street Private Credit Partners (A), LP
32.	West Street Private Credit Partners (O), L.P.
33.	West Street Private Credit Partners (O) Investments, L.P.
34.	West Street Private Credit Partners (O) Holding Ltd
35.	West Street Private Credit Partners (O), S.a r.l.
36.	West Street TFL Credit Partners, SLP
37.	West Street NJ Private Credit Partners LP
38.	West Street NJ Private Credit Partners Investments LLC
39.	West Street NJ Private Credit Partners Investment Holdings LLC
40.	West Street NJ Private Credit Partners S.a r.l.
41.	West Street Mezzanine Partners VIII, L.P.
42.	West Street Mezzanine Partners VIII Offshore, L.P.
43.	West Street Mezzanine Partners VIII Offshore Feeder, L.L.C.
44.	West Street Mezzanine Partners VIII Offshore Feeder B, L.P.
45.	West Street Mezzanine Partners VIII Unlevered, SLP
46.	West Street Mezzanine Partners VIII Unlevered II, SLP
47.	West Street Mezzanine Partners VIII Unlevered III, SLP
48.	West Street Mezzanine Partners VIII Treaty, SLP
49.	West Street Mezzanine Partners VIII Europe, SLP
50.	West Street Mezzanine Co-Investment Partners (C), L.P.
51.	West Street Mezzanine Co-Investment Partners (K), L.P.
52.	West Street Mezzanine Co-Investment Partners VIII Offshore (BIC), L.P.
53.	West Street Mezzanine Co-Investment Partners (N), L.P.
54.	WSMP Co-Investment Partners (BIC) Jersey Limited
55.	WSMP Co-Investment Partners (BIC), S.a r.l.
56.	WSMP Co-Investment Partners (BIC), SLP
57.	WSMP Co-Invest Partners (K), S.a r.l.
58.	West Street Mezzanine Co-Investment Partners Unlevered (A), SLP
59.	WSMP VIII Investments A, SLP
60.	WSMP VIII Investment Holdings A, L.P.
61.	WSMP VIII Investments B, LLC
62.	WSMP VIII Investment Holdings B, L.P.
63.	WSMP VIII Investments C, SLP
64.	WSMP VIII Investment Holdings C, L.P.
65.	WSMP VIII Investments D, LLC
66.	WSMP VIII Investment Holdings D, L.P.
67.	WSMP VIII Investments E, SCSP

Appendix A-1

68.	WSMP VIII Investments F, SCSP
69.	WSMP VIII Investments H, SCSP
70.	WSMP VIII Investments I, SCSP
71.	WSMP VIII Investments J, LP
72.	WSMP VIII Investments K, LP
73.	WSMP VIII Investments L, SLP
74.	WSMP VIII Investments M S.a r.l.
75.	WSMP VIII Investments N S.a r.l.
76.	WSMP VIII Investments O S.a r.l.
77.	WSMP VIII Investments P S.a r.l.
78.	WSMP VIII Investments Q, LLC
79.	WSMP VIII Investments R, LLC
80.	WSMP VIII Investments S, LLC
81.	WSMP VIII Investments T, SLP
82.	WSMP VIII Investments U, LP
83.	WSMP VIII Investments V, SLP
84.	WSMP VIII Offshore Investments, SLP
85.	West Street Private Markets 2023, L.P.
86.	West Street Private Markets 2023 Offshore, SLP

Below is a list of the Existing GS Proprietary Accounts:
1.	Broad Street Credit Holdings LLC
2.	Goldman Sachs Specialty Lending Group, L.P.
3.	Goldman Sachs Bank USA
4.	Broad Street Principal Investments, L.L.C.
5.	Special Situations Investing Group II, LLC
6.	GS Fund Holdings L.L.C.

Appendix A-2

APPENDIX B

Resolution of the Board of Directors of

Goldman Sachs BDC, Inc. (“GSBD”)

RESOLVED, that filing of an application (the “Application”) with the U.S. Securities and Exchange Commission pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 thereunder, for an amended order of exemption from the provisions of Section 57(a)(4) and Rule 17d-1 under the 1940 Act to permit Goldman Sachs BDC, Inc. (the “Company”) to engage in certain joint transactions that otherwise may be prohibited by Section 57(a)(4) and Rule 17d-1, is hereby approved, authorized and directed; and be it further

RESOLVED, that the appropriate officers of the Company, be, and each of them hereby is, authorized, empowered and directed to take all steps necessary to prepare, execute and file such documents, with such changes, modifications, and/or amendments thereto, as he or she may deem necessary, appropriate or convenient to carry out the intent and purpose of the foregoing resolution, including filing any further amendment(s) to the Application for the amended order.

(As adopted on December 2, 2022)

Appendix B-1

APPENDIX C

Resolution of the Board of Directors of

Goldman Sachs Private Middle Market Credit LLC (“PMMC”)

RESOLVED, that filing of an application (the “Application”) with the U.S. Securities and Exchange Commission pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 thereunder, for an amended order of exemption from the provisions of Section 57(a)(4) and Rule 17d-1 under the 1940 Act to permit Goldman Sachs Private Middle Market Credit LLC and Goldman Sachs Private Middle Market Credit II LLC (each, a “Company”) to engage in certain joint transactions that otherwise may be prohibited by Section 57(a)(4) and Rule 17d-1, is hereby approved, authorized and directed; and be it further

RESOLVED, that the appropriate officers of each Company, be, and each of them hereby is, authorized, empowered and directed to take all steps necessary to prepare, execute and file such documents, with such changes, modifications, and/or amendments thereto, as he or she may deem necessary, appropriate or convenient to carry out the intent and purpose of the foregoing resolution, including filing any further amendment(s) to the Application for the amended order.

(As adopted on December 2, 2022)

Appendix C-1

APPENDIX D

Resolution of the Board of Directors of

Goldman Sachs Private Middle Market Credit II LLC (“PMMC II”)

RESOLVED, that filing of an application (the “Application”) with the U.S. Securities and Exchange Commission pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 thereunder, for an amended order of exemption from the provisions of Section 57(a)(4) and Rule 17d-1 under the 1940 Act to permit Goldman Sachs Private Middle Market Credit LLC and Goldman Sachs Private Middle Market Credit II LLC (each, a “Company”) to engage in certain joint transactions that otherwise may be prohibited by Section 57(a)(4) and Rule 17d-1, is hereby approved, authorized and directed; and be it further

RESOLVED, that the appropriate officers of each Company, be, and each of them hereby is, authorized, empowered and directed to take all steps necessary to prepare, execute and file such documents, with such changes, modifications, and/or amendments thereto, as he or she may deem necessary, appropriate or convenient to carry out the intent and purpose of the foregoing resolution, including filing any further amendment(s) to the Application for the amended order.

(As adopted on December 2, 2022)

Appendix D-1

APPENDIX E

Resolution of the Board of Directors of

Goldman Sachs Middle Market Lending Corp. II (“MMLC II”)

WHEREAS, the Board believes it is in the best interests of the Company (i) to file an application for an order to amend a prior order under Sections 17(d) and 57(i) of the 1940 Act and Rule 17d-1 under the 1940 Act, (ii) to permit certain joint transactions otherwise prohibited by Section 17(d) and 57(a)(4) of the 1940 Act and Rule 17d-1 under the 1940 Act, and (iii) to revise the definition of Follow-On Investment (as reflected in the Application) (the “Application”), a copy of which was previously provided to the Board.

NOW, THEREFORE, BE IT RESOLVED, that Authorized Officers (as defined below) be, and they hereby are, authorized, empowered and directed, in the name and on behalf of the Company, to cause to be prepared, executed, delivered and filed the Application with the SEC, and to do such other acts or things and execute such other documents, including amendments to the Application, as they deem necessary or desirable to cause the Application to conform to comments received from the Staff of the SEC and otherwise to comply with the 1940 Act and the rules and regulations promulgated thereunder, in such form and accompanied by such exhibits and other documents, as the Authorized Officers preparing the same shall approve, such approval to be conclusively evidenced by the filing of the Application; and

FURTHER RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of Company, to perform all of the agreements and obligations of the Company in connection with the foregoing resolutions, to take or cause to be taken any and all further actions, to execute and deliver, or cause to be executed and delivered, all other documents, instruments, agreements, undertakings, and certificates of any kind and nature whatsoever, to incur and pay all fees and expenses and to engage such persons as the Authorized Officers may determine to be necessary, advisable or appropriate to effectuate or carry out the purposes and intent of the foregoing resolutions, and the execution by the Authorized Officers of any such documents, instruments, agreements, undertakings and certificates, the payment of any fees and expenses or the engagement of such persons or the taking by them of any action in connection with the foregoing matters, shall conclusively establish the Authorized Officers’ authority therefore and the authorization, acceptance, adoption, ratification, approval and confirmation by the Company thereof.

(As adopted on December 2, 2022)

Appendix E-1

APPENDIX F

Resolution of the Board of Directors of

Phillip Street Middle Market Lending Fund LLC (“PSLF”)

RESOLVED, that filing of an application (the “Application”) with the U.S. Securities and Exchange Commission pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 thereunder, for an amended order of exemption from the provisions of Section 57(a)(4) and Rule 17d-1 under the 1940 Act to permit Phillip Street Middle Market Lending Fund LLC (the “Company”) to engage in certain joint transactions that otherwise may be prohibited by Section 57(a)(4) and Rule 17d-1, is hereby approved, authorized and directed; and be it further

RESOLVED, that the appropriate officers of the Company, be, and each of them hereby is, authorized, empowered and directed to take all steps necessary to prepare, execute and file such documents, with such changes, modifications, and/or amendments thereto, as he or she may deem necessary, appropriate or convenient to carry out the intent and purpose of the foregoing resolution, including filing any further amendment(s) to the Application for the amended order.

(As adopted on December 2, 2022)

Appendix F-1

APPENDIX G

Resolution of the Board of Directors of

Goldman Sachs Private Credit Fund LLC (“GSPC”)

RESOLVED, that filing of an application (the “Application”) with the U.S. Securities and Exchange Commission pursuant to Sections 17(d) and 57(i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17d-1 thereunder, for an amended order of exemption from the provisions of Section 57(a)(4) and Rule 17d-1 under the 1940 Act to permit Goldman Sachs Private Credit Fund LLC (the “Company”) to engage in certain joint transactions that otherwise may be prohibited by Section 57(a)(4) and Rule 17d-1, is hereby approved, authorized and directed; and be it further

RESOLVED, that the appropriate officers of the Company, be, and each of them hereby is, authorized, empowered and directed to take all steps necessary to prepare, execute and file such documents, with such changes, modifications, and/or amendments thereto and at such time, as he or she may deem necessary, appropriate or convenient to carry out the intent and purpose of the foregoing resolution, including filing any further amendment(s) to the Application for the amended order.

(As adopted on December 2, 2022)

Appendix G-1